Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Third Quarter 2022 Results

Revenue Increased by 11% to $88.6 Million in Q3 FY22 compared to Q3 FY21

Increased Net Income by 9% to $15.5 million in Q3 FY22 compared to Q3 FY21

Gross Margin improved sequentially to 38.6% in Q3 FY22

Westwood, MA – July 11, 2022 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, announced financial results for the third fiscal quarter ended May 31, 2022.

Fiscal Third Quarter Financial and Recent Operational Highlights

●	Total Revenue grew 11% to $88.6 million, as implemented sales price increases gained against inflationary cost pressures, compared to Q3 FY21
●	Gross Margin of 38.6%, compared to 41.8% in Q3 FY21 — Inventory investments, cost controls and sales price adjustments were utilized to counteract margin compression, with realization of benefits achieved in the current quarter, which had been lagging in the first half of the year
●	Net Income was $15.5 million, or $1.64 per diluted share, compared to $14.3 million, or $1.50 per diluted share, for Q3 FY21
●	EBITDA was $23.2 million, compared to $22.2 million in Q3 FY21 and Adjusted EBITDA was $22.8 million, compared to $22.4 million in Q3 FY21
●	Free Cash Flow was $13.0 million, compared to Free Cash Flow of $15.9 million in Q3 FY21 — reduction primarily due to continued strategic inventory build (approximately $17.8 million year-to-date) to meet customer demand and address increased backlog
●	Ended the third fiscal quarter of 2022 with a cash balance of $124.7 million, and a fully available $200 million revolving credit facility, after having largest ever dividend payout in second quarter of $9.5 million
●	Effective Income Tax Rate of 19.7%, compared to 19.5% in Q3 FY21
●	Progress made on the consolidation of operations in its Pittsburgh, PA facility

Adam P. Chase, President and Chief Executive Officer of Chase Corporation said, “Sustained elevated demand for our portfolio of products and our performance in the third fiscal quarter served as proof points to the resiliency and necessity of our business, as well as our dedication to our customers. I am pleased to report in the third quarter, Chase Corporation has delivered year-over-year revenue growth across each of our operating segments as well as margin expansion in the face of ongoing challenges in the global operating environment. We delivered 38.6% gross margin in the period, which despite the Company’s healthy sales growth, was impacted by inflationary pressures and a less favorable sales mix. We remain diligent in our efforts to strengthen our operational efficiency as well as work to counteract margin compression, and we expect to realize further benefits in the coming quarters.”

Mr. Chase continued, “The Company’s Industrial Tapes segment delivered the largest revenue expansion for the second consecutive quarter as a result of further increased demand within our North American-focused cable materials and pulling and detection product lines. The Adhesives, Sealants and Additives business also reported an increase in revenue, supported by higher demand from our North American-focused functional additives product line, which encompasses inorganic growth from our Emerging Technologies Inc (“ETi”) business that was acquired in the second quarter of fiscal 2021. Lastly, our Corrosion Protection and Waterproofing segment revenue surpassed the prior year comparable quarter due to heightened demand within our pipeline coatings and building envelope product lines.”

“Chase Corporation has continued to encounter headwinds resulting from global raw material inflationary pressures, labor shortages, and supply chain constraints, which is anticipated to persist throughout the remainder of the year. As such, we remain highly proactive in our efforts to mitigate the effects of these macro-economic challenges including engaging in close conversations with our suppliers, as well as implementing appropriate pricing actions as needed. Our Company remains committed to protecting our margins as well as serving our customers, shareholders and employees through appropriate staffing, excellent safety standards, and achieving optimal business efficiency.”

Mr. Chase concluded, “As Chase Corporation looks to its next era of efficiency, we have decided to upgrade our ERP system, remaining within the Oracle ecosystem. This Oracle upgrade will support Chase Corporation’s business expansion, ERP functionality, and innovation opportunities as well as modernize our current operational processes. Additionally, as part of our ongoing consolidation and optimization initiative, we have completed the relocation of our corporate office to its new location in Westwood, MA and progressed further against our consolidation of operations within our O’Hara, PA facility. This initiative has positioned Chase Corporation to further streamline business processes, improve future fixed costs, and minimize our corporate footprint.”

Michael J. Bourque, Chase Corporation’s Treasurer and Chief Financial Officer stated, “We are encouraged by the sustained demand and sales levels that are driving growth across each of our operating segments during the third fiscal quarter. Our balance sheet remains strong with no debt, a fully available $200 million revolving credit facility, and a $124.7 million cash balance. We are both confident and steadfast in our commitment to delivering on our strategic growth objectives and maximizing our shareholders’ value as we continue to drive organic growth, maximize efficiency, and pursue inorganic growth opportunities. As such, Chase Corporation is prepared to support its global channels and customers through the utilization of our sound balance sheet.”

Segment Results

Adhesives, Sealants and Additives

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2022	2021	2022	2021
Revenue	$36,771	$33,861	$99,600	$95,507
Cost of products and services sold	21,073	18,850	59,828	52,461
Gross Margin	$15,698	$15,011	$39,772	$43,046
Gross Margin %	43%	44%	40%	45%

Revenue in the Adhesives, Sealants and Additives segment increased $2.9 million, or 9% in the third fiscal quarter ended May 31, 2022. The revenue increase for the quarter was primarily due to increased demand for our North American-focused functional additives product line, which includes year-to-date inorganic growth attributable to the ETi superabsorbent polymers business. The electronic and industrial coatings line negatively impacted sales for the segment in the quarter largely due to macroeconomic logistics and raw material supply constraints that impacted worldwide sales in automotive verticals.

Industrial Tapes

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2022	2021	2022	2021
Revenue	$38,329	$32,249	$104,420	$87,085
Cost of products and services sold	25,836	20,043	69,845	55,853
Gross Margin	$12,493	$12,206	$34,575	$31,232
Gross Margin %	33%	38%	33%	36%

The Industrial Tapes segment’s revenue increased $6.1 million, or 19% in the third fiscal quarter. The segment’s cable materials, pulling and detection, and electronic materials product lines sales drove revenue expansion in the third fiscal quarter. Revenue growth in the quarter was slightly tapered by a quarter-to-quarter reduction in sales volume from the specialty products line due to raw materials supply constraints.

Corrosion Protection and Waterproofing

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2022	2021	2022	2021
Revenue	$13,519	$13,483	$33,562	$32,624
Cost of products and services sold	7,529	7,419	18,957	18,518
Gross Margin	$5,990	$6,064	$14,605	$14,106
Gross Margin %	44%	45%	44%	43%

Revenue from the Corrosion Protection and Waterproofing segment remained relatively flat with an increase of less than 1% in the three months ended May 31, 2022. The segment’s increase in revenue was primarily due to increased sales within the pipeline coating and building envelope product lines. Negatively impacting the segment’s sales were decreases in revenue from our bridge and highway product lines due to delayed project demand and our coating and linings product lines due to the strong prior year quarter activity due to the recovery and growth achieved following the winter weather events which impacted the Houston, TX manufacturing facility and surrounding regions.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures. The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance. The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases including, but not limited to, “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company does not assume any obligation to update or revise any forward-looking statement made in this release or that may from time to time be made by or on behalf of the Company. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of the Company’s Annual Report on Form 10-K for the year ended August 31, 2021.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone: (617) 982-0475

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and nine months ended May 31, 2022 and 2021.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
All figures in thousands, except per share figures	2022	2021	2022	2021
Revenue	$88,619	$79,593	$237,582	$215,216
Costs and Expenses
Cost of products and services sold	54,438	46,312	148,630	126,832
Selling, general and administrative expenses	13,807	13,969	40,307	38,560
Research and product development costs	1,186	957	3,274	3,034
Operations optimization costs	59	22	707	120
Acquisition-related costs	—	—	—	128
(Gain) loss on contingent consideration	(474)	262	(199)	995
Operating income	19,603	18,071	44,863	45,547
Interest expense	(89)	(68)	(262)	(204)
Other income (expense)	(166)	(260)	231	(758)
Income before income taxes	19,348	17,743	44,832	44,585
Income taxes	3,803	3,454	10,434	10,288
Net income	$15,545	$14,289	$34,398	$34,297
Net income per diluted share	$1.64	$1.50	$3.62	$3.61
Weighted average diluted shares outstanding	9,431	9,435	9,435	9,427
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$15,545	$14,289	$34,398	$34,297
Interest expense	89	68	262	204
Income taxes	3,803	3,454	10,434	10,288
Depreciation expense	878	973	2,654	2,925
Amortization expense	2,925	3,376	9,092	9,566
EBITDA	$23,240	$22,160	$56,840	$57,280
(Gain) loss on contingent consideration	(474)	262	(199)	995
Operations optimization costs	59	22	707	120
Acquisition-related costs	—	—	—	128
Adjusted EBITDA	$22,825	$22,444	$57,348	$58,523

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2022	2021	2022	2021
Reconciliation of net income to adjusted net income
Net income	$15,545	$14,289	$34,398	$34,297
Excess tax loss (gain) related to ASU No. 2016-09	—	(15)	10	(161)
(Gain) loss on contingent consideration	(474)	262	(199)	995
Operations optimization costs	59	22	707	120
Acquisition-related costs	—	—	—	128
Income taxes *	87	(60)	(107)	(261)
Adjusted net income	$15,217	$14,498	$34,809	$35,118
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.60	$1.53	$3.66	$3.70

* For the three and nine months ended May 31, 2022 and 2021, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2022 and 2021.

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2022	2021	2022	2021
Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$14,383	$16,614	$20,286	$43,000
Purchases of property, plant and equipment	(1,334)	(689)	(3,103)	(1,749)
Free cash flow	$13,049	$15,925	$17,183	$41,251